UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 23, 2013
Level 3 Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado (Address of principal executive offices)	80021 (Zip code)

720-888-1000
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Effective December 23, 2013, the Board of Directors (the “Board”) of Level 3 Communications, Inc. (the “Company”) determined that Fidelity Management & Research Company and certain of its subsidiaries and affiliates (collectively, “FMR"), and FIL Limited and certain of its subsidiaries and affiliates (collectively, “FIL”, and together with FMR, the “Fidelity Advisors”) as the manager and/or investment advisor of various investment funds and separately managed accounts (collectively, the "Funds" and, together with the Fidelity Advisors, the "Fidelity Investors") are “Exempt Persons” pursuant to clause (iv) of the definition of that term in the Company’s Rights Agreement, dated as of April 10, 2011, between the Company and Wells Fargo Bank, N.A., as rights agent (as amended effective as of March 15, 2012, the “Rights Agreement”).

The Rights Agreement is in place to deter acquisitions of the Company’s common stock, par value $.01 per share (the “Common Stock”), that would potentially limit the Company’s ability to use its built-in losses and any resulting net loss carryforwards (“NOLs”) to reduce potential future federal income tax obligations.  In general terms, the rights issued under the Rights Agreement impose a significant penalty to any person, together with its Affiliates (as defined in the Rights Agreement), that acquires 4.9% or more of the Common Stock.

The Board’s determination will include the Fidelity Investors within the definition of “Exempt Person,” so long as (i) no individual Fidelity Advisor shall make any acquisition of Common Stock for its own account or on behalf of an individual Fund if on the date of such purchase such Fidelity Advisor or such Fund is or would become, as a result of such purchase, a “5 percent shareholder” of the Company within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and (ii) the Board continues to conclude that none of the Funds have any formal or informal understanding among themselves, including through any Fidelity Advisor, to make “coordinated acquisitions” of Common Stock, and therefore be treated as a single “entity” within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                Level 3 Communications, Inc.

                By: /s/ Neil J. Eckstein

                Neil J. Eckstein, Senior Vice President

Date: December 23, 2013

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